Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-288662

September 10, 2025

Waystar Announces Launch of Secondary Offering of Common Stock

LEHI, Utah and LOUISVILLE, Ky., September 10, 2025—Waystar Holding Corp. (Nasdaq: WAY) (“Waystar”), a provider of leading healthcare payments software, today announced that certain investment funds of EQT AB and Bain Capital, LP, and Canada Pension Plan Investment Board (CPP Investments), and their respective affiliates (collectively, the “Selling Stockholders”) intend to offer for sale in an underwritten secondary offering 18,000,000 shares of common stock of Waystar pursuant to a registration statement filed by Waystar with the Securities and Exchange Commission (the “SEC”).

The underwriter proposes to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice. Waystar is not selling any shares and will not receive any proceeds from the sale of shares in the offering by the Selling Stockholders.

J.P. Morgan is acting as the underwriter for the offering.

A registration statement on Form S-3 relating to these securities has been filed with the SEC and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

The offering may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting: J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com. You may also obtain these and the other documents referred to above for free by visiting the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words, or similar terms and phrases are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on management’s current expectations and are inherently subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These risks and uncertainties include, but are not limited to, risks and uncertainties associated with the consummation of the offering and other risks described in Waystar’s Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent filings with the SEC. Except as required by law, Waystar has no obligation to update any of these forward-looking statements to conform these statements to actual results or revised expectations.

About Waystar

Waystar’s mission-critical software is purpose-built to simplify healthcare payments so providers can prioritize patient care and optimize their financial performance. Waystar serves approximately 30,000 clients, representing over 1 million distinct providers, including 16 of 20 institutions on the U.S. News Best Hospitals list. Waystar’s enterprise-grade platform annually processes over 6 billion healthcare payment transactions, including over $1.8 trillion in annual gross claims and spanning approximately 50% of U.S. patients. Waystar strives to transform healthcare payments so providers can focus on what matters most: their patients and communities.

Media Contact
Kristin Lee
kristin.lee@waystar.com

Investor Contact

investors@waystar.com